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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:
March 22, 1999

Contact::
Mr. Rick Heggelund                         Mr. David Kemper
Chief Financial Officer                    Worldwide Marketing Services Manager
CII Technologies                           CII Technologies
(828)628-1891, ext. 390                    (828)628-1891, ext. 419

         CII TECHNOLOGIES ANNOUNCES ACQUISITION OF PRODUCTS UNLIMITED

Fairview, N.C. - CII Technologies announced today that its wholly owned subsidiary, Communications Instruments, Inc. (CII), has acquired Products Unlimited, Inc. Details of the cash transaction were not released.

Ramzi Dabbagh, Chairman and CEO of CII Technologies (CIIT) said the Products Unlimited acquisition represents a very important facet of CII's growth strategy. "The corporation has systematically expanded its electrical and electronic control business to serve additional markets where it can provide strong leadership in technology and service. Products Unlimited has a fine reputation and a broad offering of relays, contactors, and transformers, and those product lines compliment our existing business. We are proud to have them as part of our family."

Mr. Gary Schreiner, President of Products Unlimited, stated that CII is a "perfect match" for Products Unlimited. He added that both companies hold leadership positions in served markets and both are committed to quality and customer service.

Mr. Mike Steinback, President and Chief Operating Officer of CII said, "We plan to capitalize on Product Unlimited's superior organization and leadership in the HVAC marketplace. Synergies between Products Unlimited and CIIT's other brands add value both to our customers and the industry." Mr. Steinback indicated that Products Unlimited will join the Corcom and Midtex brands to become part of CIIT's Specialized Industrial Group.

Products Unlimited, Inc. operates from its corporate headquarters in Sterling, IL and has facilities in Prophetstown, IL, Sabula, IA and Guttenberg, IA.

CII Technologies, based in Fairview, NC, provides advanced control electronic solutions in relays, solenoids and filters to the commercial/industrial equipment, communications, aerospace, defense and automatic test equipment markets. CIIT is the source of five major brands: CII, Hartman, Kilovac, Corcom, and Midtex. It has manufacturing facilities in Asheville and Fairview, NC, Mansfield, OH, Santa Barbara, CA, Libertyville, IL, Juarez, Mexico, Cochin, India and Shanghai, China.

CII Technologies' majority shareholder is Code Hennessy and Simmons, LLC, a Chicago based private investment and management firm. Additional information on the company is available at www.ciitech.com.
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